Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
100 N. Sepulveda Blvd.
Suite 1050
El Segundo, CA 90045
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Kenneth Kay	Steve Iaco	Shelley Young
Sr. Executive Vice President and	Sr. Managing Director of	Director of
Chief Financial Officer	Corporate Communications	Investor Relations
310.606.4706	212.984.6535	212.984.8359

FORMER U.S. SENATOR THOMAS A. DASCHLE JOINS

CB RICHARD ELLIS GROUP INC. BOARD OF DIRECTORS

Los Angeles, CA – September 21, 2005 — CB Richard Ellis Group, Inc. (NYSE:CBG) today announced that former U.S. Senator Thomas A. Daschle has joined the Company’s Board of Directors.

Senator Daschle is Special Policy Advisor in the Washington, D.C. office of the prominent law firm Alston & Bird, where he advises clients on public policy issues with a special emphasis on financial services, health care, energy, telecommunications, taxes, trade and international matters.

“It is an honor to have Tom Daschle join our Board,” said Brett White, President and Chief Executive Officer of CB Richard Ellis Group.  “We will benefit tremendously from Tom’s insight and experience with economic issues, international affairs and other issues.  He will be an asset to our Board as we continue to grow our real estate services franchise on a global basis.”

Senator Daschle served the state of South Dakota and the United States for more than 25 years.  He was elected to the House of Representatives in 1978, where he served four terms, and to the Senate in 1986.  He was re-elected in 1992 and 1998.

In his first year as a senator, Senator Daschle was appointed to the powerful Senate Finance Committee, an unusual honor for a freshman.  In 1988, he was named the first-ever co-chair of the Democratic Policy Committee, making him the first South Dakotan ever to hold a Senate leadership position.  He became Senate Minority Leader in 1994 and Senate Majority Leader in 2001.

Senator Daschle’s appointment brings the CB Richard Ellis Board to a total of 11 directors.  Senator Daschle joins the following independent, non-employee directors on CB Richard Ellis’ Board of Directors:  Richard C. Blum, Chairman, Jeffrey A. Cozad, Patrice Marie Daniels, Bradford M. Freeman, Michael Kantor, Frederic V. Malek, and Gary L. Wilson.

The entire CB Richard Ellis Board, including Senator Daschle, will stand for election at the Company’s next annual shareholders meeting in 2006.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a FORTUNE 1000 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2004 revenue). With approximately 13,500 employees, the Company serves real estate owners, investors and occupiers through more than 200 offices worldwide (excluding affiliate and partner offices).  The Company’s core services include property sales, leasing and management; corporate services; facilities and project management; mortgage banking; investment management; appraisal and valuation; research and consulting. Please visit our Web site at www.cbre.com.